Exhibit 4.1
                                                                     -----------

                                WARRANT AGREEMENT

         WARRANT AGREEMENT (this "AGREEMENT"), made as of April 19, 2002, by and between MAXCOR FINANCIAL GROUP INC., a Delaware corporation ("MAXF"), on the one hand, and Mario Monello, Neal Thomas and Vincent Spinnato (collectively, the "BANKERS"), on the other hand.

         WHEREAS, Maxcor Financial Inc., a New York corporation and a wholly owned subsidiary of MAXF ("MAXCOR"), has hired the Bankers to help create and operate at Maxcor a leveraged finance investment banking group with respect to below investment grade companies (the "GROUP"); and

         WHEREAS, as an inducement to the Bankers' willingness to be employed by Maxcor, MAXF has agreed to make available to the Bankers, for issuance to employees of the Group (including the Bankers), a number of common stock purchase warrants, exercisable upon and otherwise subject to the terms and conditions set forth herein;

         NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

         1. OBLIGATION TO ISSUE WARRANTS. Subject to the terms and conditions of this Agreement, MAXF shall issue to the Bankers and other employees of the Group up to a total of one million (1,000,000) common stock purchase warrants (the "WARRANTS"), each exercisable for one share of the common stock of MAXF, par value $.001 per share (the "COMMON STOCK"). Concurrent with the execution and delivery of this Agreement by MAXF, on the one hand, and the Bankers, on the other hand (the "FIRST CLOSING"), MAXF shall make available to the Bankers an aggregate of five hundred thousand (500,000) of the Warrants (the "INITIAL WARRANTS"). At the Second Closing (as defined below), MAXF shall make available to the Bankers an aggregate of an additional two hundred fifty thousand (250,000) Warrants (the "SECONDARY WARRANTS"). At the Third Closing (as defined below), MAXF shall make available to the Bankers an aggregate of an additional two hundred fifty thousand (250,000) Warrants (the "FINAL WARRANTS"). All Warrants shall, at the relevant Closing or thereafter, be allocated and granted by the Bankers, and issued by MAXF, to employees of the Group (including themselves) (collectively, "EMPLOYEES") as and when the Bankers may from time to time recommend and specify in writing to MAXF; provided, however, that all such recommended grants and related issuances shall be subject to the prior approval of the senior management of MAXF, which shall not be unreasonably withheld or delayed.

         2. EXERCISE PRICE OF WARRANTS. Subject to the adjustments specified herein, the exercise price per Warrant that must be paid by the Registered Holder thereof (as hereinafter defined) in order to purchase and receive one share of the Common Stock shall be equal to the higher of (i) the Fair Market Value of a share of the Common Stock as of the date of grant of the Warrant to the Employee (the "GRANT DATE") and (ii) either (A) in the case of the initial Warrants, $5.75, or (B) in the case of all other Warrants, Maxcor's best estimation of the book value per share of Common Stock as of the applicable Grant Date. For purposes hereof, "FAIR MARKET VALUE" per share as of a particular date shall mean (x) if the shares of Common Stock are then listed on a national securities exchange, the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is

                               Page 6 of 26 Pages
principally traded for the last preceding trading day on which there was a sale of such Common Stock on such exchange, or (y) if the shares of Common Stock are then traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such market for the last preceding trading day on which there was a sale of such Common Stock in such market, or (z) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Board of Directors of MAXF, in its good faith and reasonable discretion, shall determine. The Bankers each agree that they will not, directly or indirectly, effect or cause to be effected, and will receive a representation to similar effect from any Employee who is receiving a grant of Warrants hereunder, transactions in the Common Stock (or derivatives thereof) either on, or at any time in the last five trading days preceding, the trading day referenced above in clauses (x) and (y) that is used for determining Fair Market Value.

         3. VESTING OF WARRANTS. (a) Each grant of Warrants shall vest at the rate of (i) one-half of the grant at the end of the second anniversary of the specific Grant Date related to such grant and (ii) one-fourth of the grant at the end of each of the third and fourth anniversaries, respectively, of the specific Grant Date related to such grant. Notwithstanding the foregoing, if the employment with Maxcor of the initial Registered Holder of a grant of Warrants is terminated for any reason, the rights of the then-Registered Holder or Holders of such Warrants, with respect to any portion thereof that have not at such time already vested, shall immediately lapse and expire and such unvested Warrants shall be forfeited.

               (b) In the event of a Change in Control (as hereinafter defined), the portion of each grant of Warrants that is then outstanding but not yet vested shall thereupon become fully vested. For purposes hereof "CHANGE IN CONTROL" shall mean the occurrence of the event set forth in any of the following paragraphs:

                      (i) any Person (as defined below) is or becomes the Beneficial 0wner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of MAXF (not including in the securities beneficially owned by such Person any securities acquired directly from MAXF or its subsidiaries) representing 50% or more of the combined voting power of MAXF's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clauses (A) or (C) of paragraph (ii) below; or

                      (ii) there is consummated a merger or consolidation of MAXF with any other corporation other than (A) a merger or consolidation which would result in the voting securities of MAXF outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of MAXF or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, (B) a merger or consolidation effected to implement a re-capitalization of MAXF (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of MAXF (not including in the securities Beneficially Owned by such Person any securities acquired directly from MAXF) representing 50% or more of the combined voting power of MAXF's then outstanding securities, or (C) a

                               Page 7 of 26 Pages
         merger or consolidation which would result in any individual, entity or group which includes, is affiliated with or is wholly or partly controlled by the Chief Executive Officer of MAXF being the Beneficial Owner of at least 50% of the combined voting power of the voting securities of MAXF, the entity surviving such merger or consolidation or any parent thereof outstanding immediately after such merger or consolidation; or

                      (iii) the stockholders of MAXF approve a plan of complete liquidation or dissolution of MAXF or there is consummated an agreement for the sale or disposition by MAXF of all or substantially all of MAXF's assets, other than a sale or disposition by MAXF of all or substantially all of MAXF's assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of MAXF immediately prior to such sale.

               (c) For purposes of the foregoing, "PERSON" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) MAXF or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of MAXF or any of its subsidiaries,
(iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of MAXF in substantially the same proportions as their ownership of stock of MAXF, or (v) any individual, entity or group which includes, is affiliated with or is wholly or partly controlled by the Chief Executive Officer of MAXF.

         4. EXPIRATION DATE. Each Warrant shall expire and become void, and no longer be exercisable, and all rights in respect thereof under this Agreement and any Warrant Certificates shall cease, at 5:00 p.m. on the day preceding the tenth anniversary of the First Closing, or such earlier time as is set forth in the balance of this Section 4 (the "EXPIRATION DATE"). Notwithstanding the foregoing, if the employment with Maxcor of the initial Registered Holder of a grant of Warrants is terminated for any reason, then the then-Registered Holder or Holders of such Warrants shall have only up to and including a maximum of sixty (60) days, from the date of such termination, to exercise any portion of the Warrants that were already vested as of the date of such termination, after which period the right to exercise such vested Warrants shall lapse and expire and such vested Warrants shall become void and forfeited.

         5. OTHER CLOSINGS. The Secondary Warrants shall automatically be made available (the "SECOND CLOSING"), without further actions required of either the Bankers or MAXF, the first time (if any) that the Group, for any annual (or shorter) period ending on December 31 (a "MEASUREMENT PERIOD"), achieves at least $5 million in pre-tax profits, as reasonably determined by MAXF using MAXF's internal accounting principles applied on a consistent basis, but in any event after deducting all direct and indirect expenses incurred by or on behalf of the Group ("PRE-TAX PROFITS"). The Final Warrants shall automatically be made available (the "THIRD CLOSING"), without further actions required of either the Bankers or MAXF, the first time (if any) that the Group, for any Measurement Period (which can be the same or a subsequent Measurement Period as the Measurement Period that triggers the Second Closing), achieves at least $8.5 million in Pre-Tax Profits. Availability of the Secondary and Final

                               Page 8 of 26 Pages

Warrants for distribution to Employees shall commence on (and at any time after) the January 1st of the year immediately following the year in which the relevant Pre-Tax Profit threshold is met.

         6. WARRANT CERTIFICATES. Each certificate representing one or more Warrants (each a "WARRANT CERTIFICATE") shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, shall be signed by the President, Chief Operating Officer or Chief Financial Officer of MAXF, and shall bear a facsimile of MAXF's corporate seal. Each Warrant Certificate shall also be countersigned by the initial Registered Holder to whom it is issued, with a copy returned to MAXF promptly following the time of issuance. No Warrant Certificate shall be valid or may be presented for exercise unless it is so signed, sealed and countersigned as provided herein. Each Warrant Certificate shall state: (i) the aggregate number of Warrants represented by the Warrant Certificate; (ii) the Grant Date of the Warrants; (iii) the vesting schedule of the Warrants; (iv) the Exercise Price per share of the Warrants; and (v) the Expiration Date of the Warrants, in each case subject to and consistent with the terms and conditions of this Agreement.

         7. ISSUANCE OF WARRANTS. MAXF shall cause a duly authorized officer to sign and seal a Warrant Certificate upon the occurrence of the events described in this Section 7. If (i) consistent with the terms and conditions of this Agreement as to the circumstances in which Warrants are available for issuance, Mr. Monello or, in his absence, Mr. Thomas, gives MAXF a written recommendation as to issuance that includes the number of Warrants being granted, the Employee to whom they are being granted and, if either the Secondary Warrants and/or the Final Warrants are available at such time for issuance, from which group (or combination) the grant is being made, and (ii) consistent with the obligations of MAXF under this Agreement not unreasonably to withhold or delay its consent, MAXF's Chief Executive Officer or, in his absence, Chief Operating Officer, countersigns the recommendation. The Grant Date of a Warrant shall be the date that the Corporate Secretary of MAXF receives such a written and countersigned recommendation. In addition, a Warrant Certificate shall be issued in exchange or substitution for one or more previously countersigned Warrant Certificates, as hereinafter provided, including upon partial exercise of the Warrants represented by such Warrant Certificate(s).

         8. REGISTRATION. MAXF shall maintain books (the "WARRANT REGISTER") for the registration of original issuance and the registration of transfer of the Warrant Certificates. Upon the initial issuance of a Warrant Certificate, MAXF shall issue and register the Warrant Certificate in the name of the respective holders thereof in such denominations and otherwise in accordance with instructions, complying with this Agreement, delivered to MAXF by the Bankers. Prior to due presentment for registration of transfer of any Warrant Certificate, MAXF may deem and treat the person in whose name such Warrant Certificate shall be registered upon the Warrant Register (the "REGISTERED HOLDER") as the absolute owner of such Warrant Certificate and of each Warrant represented thereby for the purpose of any exercise thereof, and for all other purposes, and MAXF shall not be affected by any notice to the contrary.

         9. EXERCISE OF WARRANTS. A Warrant may not be exercised unless the initial Registered Holder to whom it was issued is then in the employ of Maxcor. Exercisability of a Warrant under this Agreement shall not be affected by any change in duties or position of the Registered Holder as long as he or she continues to be employed by Maxcor. Notwithstanding the foregoing, in the event

                               Page 9 of 26 Pages
that the employment of the Registered Holder shall terminate, all Warrants held by such Registered Holder or his or her Permitted Transferees that are exercisable at the time of such termination may, unless earlier terminated in accordance with their terms, be exercised within sixty (60) days after the date of such termination. Warrants that are not otherwise exercisable on the date of termination of employment shall be forfeited as of such date. Warrants shall be exercisable by the Registered Holder, commencing upon the applicable vesting date set forth in the related Warrant Certificate for up to the number of shares of Common Stock set forth opposite such vesting date, and ending at 5:00 p.m., New York Time, on the Expiration Date, by the surrender of such Warrant Certificate and the notice of exercise attached thereto (the "NOTICE OF EXERCISE"), duly executed by the Registered Holder, to the Corporate Secretary at the principal corporate offices of MAXF (or such other office or agency of MAXF as it may designate by notice in writing to the Registered Holder at the address of the Registered Holder appearing on the books of MAXF), and upon payment in lawful money of the United States in cash, to the order of MAXF (by wire transfer or other immediately available funds), of the Exercise Price per share (subject to adjustment as provided elsewhere herein), multiplied by the number of shares specified in the Notice of Exercise, together with taxes, if any, required to be paid or withheld by MAXF, on behalf of the Registered Holder, in connection therewith.

         10. ISSUANCE OF SHARES. Certificates for shares of Common Stock purchased pursuant to the exercise of Warrants shall be delivered to the Registered Holder by MAXF's transfer agent at MAXF's expense as soon as practicable after the date on which any of the Warrants shall have been exercised in accordance with the terms hereof. Each certificate so delivered shall be in such denominations as may be reasonably requested by the Registered Holder hereof and shall be registered in the name of the Registered Holder or, subject to applicable laws (including payment of any applicable transfer taxes by the Registered Holder), other name as shall be requested by the Registered Holder. MAXF agrees that the shares so issued shall be deemed to be issued to the Registered Holder as the record owner of such shares as of the close of business on the business day immediately following the date on which this Warrant Certificate shall have been surrendered to MAXF in connection with the Warrants being exercised, together with full payment of the Exercise Price therefor, in accordance with the terms hereof. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of any Warrants. In case a Warrant Certificate is surrendered for exercise with respect to less than all of the Warrants represented hereby, MAXF will issue or cause to be issued a new signed Warrant Certificate or Certificates following such surrender for the number of Warrants represented thereby which were not so exercised, and the Registered Holder will countersign and return a copy of same to MAXF.

         11. REPRESENTATIONS OF MAXF. In connection with the execution of this Agreement, MAXF hereby represents to the Bankers as follows: (i) MAXF is a corporation duly organized and validly existing under the laws of Delaware; (ii) the authorized capital of MAXF is accurately set forth in its annual report on Form 10-K for the year ending December 31, 2001, on file with the Securities and Exchange Commission; (iii) the execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated hereby will not, constitute or result in a breach or violation of, or a default under
(x) the restated certificate of incorporation or bylaws of MAXF or (y) any agreement, lease, license, contract, note, mortgage, indenture or other obligation binding upon MAXF, except, in the case of clause (y) only, for those breaches, violations or defaults that would not, individually or in the aggregate, have a material adverse effect on the business or financial condition

                               Page 10 of 26 Pages
of MAXF and its subsidiaries taken as a whole or on MAXF's ability to enter into or perform its obligations under this Agreement, and (iv) all corporate action on the part of MAXF that is necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of MAXF hereunder, and the authorization, issuance (or reservation for issuance), and delivery of the Common Stock issuable upon exercise of the Warrants has been taken, and this Agreement constitutes a valid and legally binding obligation of MAXF, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. In addition, MAXF hereby represents to the Bankers that the Common Stock issuable upon exercise of the Warrants, when issued, sold and delivered in accordance with the terms of this Agreement, the Restated Certificate of Incorporation of MAXF, and the Warrant Certificates for the consideration expressed therein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions under applicable state and federal securities laws.

         12. REPRESENTATIONS OF BANKERS. In connection with the execution of this Agreement and any issuance of the Initial Warrants to him, each Banker hereby represents to MAXF that (i) he is an "ACCREDITED INVESTOR" as such term is defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT") and (ii) (A) such Banker's financial situation is such that he can afford to bear the economic risk of holding the Warrants for an indefinite period of time, (B) such Banker can afford to suffer complete loss of his investment in the Warrants, (C) such Banker's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his investment in the Warrants, and (D) such Banker understands and has taken cognizance of all the risks related to acquisition of the Warrants, and (ii) he is acquiring the Warrants for investment for his own account and not with a view to, or for resale in connection with, any distribution thereof, and he has no present intention of selling or distributing the Warrants. Such Banker understands that the Warrants have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Until the Registration Statement described in Section 13 below is filed and effective, the Bankers agree that they will not make any grants of the Warrants to any Employees who do not, concurrently with the grant, in writing make and deliver to MAXF the representations set forth in this Section 12.

         13. COVENANTS OF MAXF. MAXF agrees to register under the Securities Act all of the Warrants issuable under this Agreement, and all of the shares of Common Stock issuable upon exercise of the Warrants, on an appropriate shelf registration statement (e.g., Form S-8 or S-3) under the Securities Act (the "REGISTRATION STATEMENT") no later than three hundred sixty (365) days after the First Closing and shall use its reasonable best efforts to cause such Registration Statement to become effective. MAXF will at all times during the period in which any Warrants are outstanding reserve and keep available, solely for issuance and delivery upon the exercise of the Warrants, all shares of Common Stock issuable from time to time upon such exercise. MAXF will perform its obligations under this Agreement in good faith.

                               Page 11 of 26 Pages

         14. CERTAIN ADJUSTMENTS. (a) If after the date hereof, and subject to the balance of the provisions of this Section 14, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a stock split or other reclassification applicable to all outstanding shares of Common Stock, then, on the effective date of such stock dividend, stock split or reclassification, the number of shares of Common Stock issuable upon exercise of each Warrant shall be increased in proportion to such increase in outstanding shares and the Exercise Price shall be correspondingly decreased. If after the date hereof, and subject to the balance of the provisions of this Section 14, the number of outstanding shares of Common Stock is decreased by a combination, reverse stock split or other reclassification applicable to all outstanding shares of Common Stock, then, on the effective date of such combination, reverse stock split or other reclassification, the number of shares of Common Stock issuable upon exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares and the Exercise Price shall be correspondingly increased.

               (b) If after the date hereof (i) any consolidation, merger or other business combination of MAXF with another Person occurs in which all of the Common Stock is converted or exchanged for cash or securities of such other corporation, or (ii) MAXF shall, by reclassification or otherwise, convert or exchange all of the Common Stock into the same or a different number of securities of any other class or classes of securities of MAXF, then, as a condition of such transaction, lawful and fair provision shall be made whereby the Registered Holders of all Warrants shall thereafter have the right to purchase and receive, in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, such amount of cash or number and kind of securities as would have been issuable in respect of the Common Stock (or other securities which were subject to the purchase rights under the Warrants immediately prior to such transaction) as the result of such transaction if this Warrant had been exercised in full for cash immediately prior to such transaction.

               (c) For the avoidance of doubt, nothing in this Section 14 shall require any adjustment for (i) cash dividends, (ii) issuances of MAXF securities in connection with acquisitions, benefit or compensation plans or arrangements, underwritings or private placements or other corporate purposes or (iii) repurchases or retirements of MAXF securities in connection with corporate repurchase programs.

               (d) Upon every adjustment of the Exercise Price or the number or type of securities issuable upon exercise of a Warrant, MAXF shall give prompt written notice thereof to each Registered Holder; provided, however, that failure to give such notice, or any defect therein, shall not affect the legality or validity of the event giving rise to the adjustment. Any fractional shares of Common Stock or other securities resulting from any such adjustment shall be eliminated.

         15. CERTAIN FORFEITURES. (a) Notwithstanding any provision to the contrary contained herein or in a Warrant Certificate, if the initial Registered Holder's employment with MAXF or a subsidiary thereof is terminated under circumstances constituting Cause (as defined below) or if the Registered Holder commits Injurious Conduct (as defined below), then, unless otherwise determined by the Chairman of MAXF (the "CHAIRMAN"): (i) all outstanding Warrants held by the Registered Holder (and/or, if applicable, any Permitted Transferees) as of

                               Page 12 of 26 Pages
the date of such termination or the discovery of such conduct shall terminate and be forfeited, whether or not theretofore vested; (ii) the Registered Holder (and/or, if applicable, any Permitted Transferees) shall (a) sell back to MAXF all shares of Common Stock that are held, as of the date of such termination or the discovery of such conduct, by the Registered Holder (and/or, if applicable, any Permitted Transferees) and that were acquired upon exercise of the Warrants on or after the date which is 365 days prior to the date of such termination or the discovery of such conduct (shares of Common Stock so acquired, the "ACQUIRED SHARES"), for a per share price equal to the per share Exercise Price of the Warrants, and (b) to the extent such Acquired Shares have previously been sold or otherwise disposed of by the Registered Holder (and/or, if applicable, by any Permitted Transferees), repay to MAXF the excess of the aggregate Fair Market Value of such Acquired Shares on the date of such sale or disposition over the aggregate per share Exercise Price with respect to the Acquired Shares. For purposes of the preceding clause (ii)(b) of this Section 15(a), the amount of the repayment described therein shall not be affected by whether the Registered Holder (and/or, if applicable, any Permitted Transferees) received such Fair Market Value with respect to such sale or other disposition, and repayment may, without limitation, be effected, at the discretion of MAXF, by means of offset against any amount owed by MAXF or a subsidiary thereof to the Registered Holder or, if applicable, any Permitted Transferees.

               (b) For purposes hereof, the term "CAUSE" shall mean either (i) if the Registered Holder has an employment agreement with MAXF or a subsidiary thereof that has a definition of Cause, the conduct described in such definition, or (ii) if there is no such employment agreement, the Registered Holder's (1) failure to act substantially in accordance with any lawful and reasonable direction of the Chairman, Chief Operating Officer or Board or Directors of Maxcor (or any designee of the foregoing), (2) commission of a felony, (3) a material act of fraud, disloyalty, misappropriation or dishonesty in connection with his or her employment, (4) alcohol or drug abuse that has a material adverse effect upon the Registered Holder's job performance, (5) a material or repeating failure to comply with the applicable internal policies or procedures of Maxcor or the Group (including obtaining and maintaining all necessary regulatory licenses) or (6) violation in any material respect of any material statute, rule or regulation governing Maxcor or the Group.

               (c) For purposes hereof, the term "INJURIOUS CONDUCT" shall mean either (i) if the Registered Holder has an employment agreement with MAXF or a subsidiary thereof, the Registered Holder's breach in any material respect of any post-employment non-competition or non-solicitation covenants to which he or she is subject pursuant thereto, or (ii) if there is no such employment agreement, the Registered Holder's engaging in any conduct, within the twelve month period following his or her termination of employment with Maxcor, that is in material competition with Maxcor or the Group and that is materially injurious (monetarily or otherwise) to Maxcor or the Group. Injurious Conduct shall not be deemed to exist until MAXF has delivered to the Registered Holder a copy of a resolution duly adopted by its Board of Directors, after affording the Registered Holder and his or her counsel a reasonable opportunity to be heard, finding that the Registered Holder was guilty of any conduct constituting Injurious Conduct and specifying the particulars thereof in reasonable detail.

                               Page 13 of 26 Pages

         16. LIMITED TRANSFERABILITY. The Warrants (and the Warrant Certificates representing them) shall not be transferable except (i) by will or the laws of descent and distribution, or (ii) as specifically provided in this
Section 16. The Registered Holder may transfer some or all of the Warrants to members of his or her Immediate Family (as hereinafter defined) if the Registered Holder does not receive any consideration for the transfer and the transferee agrees to be bound by the Warrant Agreement (including the Warrant Certificate). "IMMEDIATE FAMILY" means children, grandchildren and spouse of the Registered Holder or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners. During the lifetime of the Registered Holder, the Warrants may be exercised only by the Registered Holder, the guardian or legal representative of the Registered Holder, or a permitted transferee under this Section 16 (such persons, together with any beneficiaries and the estate of the Registered Holder, the "PERMITTED TRANSFEREES"). In the event that a Warrant granted hereunder shall be exercised by the legal representatives of a deceased or former Registered Holder, written notice of such exercise shall be accompanied by a certified copy of letters testamentary or equivalent proof of the right of such legal representative to exercise such Warrant.

         17. TRANSFERS AND EXCHANGES. MAXF shall register the transfer, from time to time, of any outstanding Warrant Certificate upon the Warrant Register, upon surrender of such Warrant Certificate to MAXF at the above-mentioned office or agency of MAXF, for transfer, properly endorsed and accompanied by a written request and appropriate instructions for transfer that comply with the transfer restrictions set forth in this Agreement and such Warrant Certificate. Upon any such transfer, a new Warrant Certificate of like tenor representing an equal aggregate number of Warrants shall be issued and the old Warrant Certificate shall be cancelled by MAXF. Warrant Certificates may also be surrendered to MAXF at such office or agency, together with a written request for exchange, and thereupon MAXF shall issue to the Registered Holder in exchange therefor one or more new Warrant Certificates of like tenor representing an equal aggregate number of Warrants, as requested by the Registered Holder of the Warrant Certificates so surrendered, and the old Warrant Certificates shall be cancelled by MAXF. Notwithstanding anything to the contrary in this Section 17, if a Warrant Certificate surrendered for registration of transfer or exchange bears a restrictive legend, MAXF shall not cancel such Warrant Certificate and issue new Warrant Certificates for transfer or in exchange therefor until MAXF has received an opinion of counsel reasonably acceptable in form and substance to MAXF stating that such transfer may be made without registration under the Securities Act, including indicating whether the new Warrant Certificates must also bear a restrictive legend. MAXF shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant Certificate for a fraction of a Warrant.

         18. LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. (i) Upon receipt by MAXF of (x) evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of a Warrant Certificate, and (y) in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to MAXF, and (ii) upon reimbursement to MAXF of all reasonable expenses incidental thereto, and (iii) upon surrender and cancellation of such Warrant Certificate, if mutilated, MAXF will make and deliver a new Warrant Certificate of like tenor and dated as of such cancellation, in lieu of and substitution for such lost, stolen, destroyed or mutilated Warrant Certificate.

                               Page 14 of 26 Pages

         19. NO RIGHTS AS STOCKHOLDER OR EMPLOYEE. Nothing in this Agreement or any Warrant Certificate shall confer upon the Registered Holder (i) any rights of a stockholder of MAXF whatsoever, including, without limitation, the right to vote, consent or receive notice of meetings of stockholders or the right to receive dividends or other distributions, with respect to the shares of Common Stock issuable upon exercise of the Warrants held by the Registered Holder, unless and until the Registered Holder is issued a Common Stock certificate for such shares, or (ii) any right to continue in the employ of, or as a member of the board of directors of, MAXF or any subsidiary thereof or to be entitled to any remuneration or benefits not set forth in this Agreement or the Warrant Certificate or to interfere with or limit in any way the right of MAXF or any such subsidiary to terminate the Registered Holder's employment or service.

         20. COMPLIANCE WITH LAW. The obligation of MAXF to sell and deliver any shares of Common Stock upon the exercise of the Warrants represented hereby is specifically subject to all applicable laws, rules, regulations and governmental approvals. Until such time as MAXF has registered under the Securities Act, pursuant to its obligations under this Agreement, all shares of Common Stock or other securities issued or issuable in respect of the Warrants, each certificate representing the Common Stock or other securities issued or in respect of the Warrants shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

               "These securities have not been registered under the Securities Act of 1933, as amended (the "ACT"), or any state securities laws. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of a registration statement in effect with respect to the securities under the Act or an opinion of counsel reasonably satisfactory to the company that such registration is not required, or unless sold pursuant to an exemption to the Act."

         21. BUSINESS DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein or in a Warrant Certificate shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

         22. SUCCESSORS. The terms and conditions of this Agreement and the Warrant Certificates shall inure to the benefit of, and be binding upon, MAXF and its successors and assigns, on the one hand, and each of the Bankers and the other Registered Holders of the Warrants, as they exist at any time, and the respective heirs, executors and Permitted Transferees, if any, of the Bankers and such other Registered Holders, on the other hand.

         23. BENEFICIARIES. Nothing expressed or implied in either this Agreement or any Warrant Certificate is intended, or shall be construed, to confer upon, or give to, any person or entity other than MAXF, the Bankers and the other Registered Holders of the Warrants, as they may exist at any time, and the respective permitted successors and assigns of the foregoing, any right, remedy or claim under or by reason of this Agreement or any Warrant Certificate or of any covenant, condition, stipulation, promise or agreement herein or therein.

                               Page 15 of 26 Pages

         24. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Chairman and the Bankers. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities issued or purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and MAXF.

         25. NOTICES. All notices required under this Agreement shall be deemed to have been given or made for all purposes (i) upon personal delivery,
(ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to MAXF shall be sent to the attention of the General Counsel at the principal office of MAXF (or at such other place as MAXF shall notify the Bankers in writing). Notices to each Banker shall be sent to his address on the books of MAXF (or at such other place as the Banker shall notify MAXF in writing).

         26. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS. The representations, warranties and other agreements of each of MAXF and the Bankers, respectively, included or provided for in this Agreement shall survive the execution and delivery of this Agreement, the Second Closing and the Third Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of MAXF or the Bankers.

         27. CAPTIONS. The section and subsection headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

         28. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         29. EXAMINATION OF THE AGREEMENT. A copy of this Agreement shall be available at all reasonable times at the principal office of MAXF for inspection by the Registered Holder of any Warrant Certificate. MAXF may require any such holder to submit his or her Warrant Certificate for inspection by it.

         30. GOVERNING LAW. THIS AGREEMENT, EACH WARRANT CERTIFICATE AND EACH WARRANT REPRESENTED THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE THEREIN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                               Page 16 of 26 Pages

         IN WITNESS WHEREOF, the parties have executed this Warrant Agreement as of the date first above written.

                                       MAXCOR FINANCIAL GROUP INC.


                                       By:   /s/  GILBERT D. SCHARF
                                           -------------------------------------
                                           Name:  Gilbert D. Scharf
                                           Title: Chairman of the Board,
                                                  President and Chief Executive
                                                  Officer


                                       BANKERS


                                       BY:   /s/  MARIO MONELLO
                                           -------------------------------------
                                                  Mario Monello

                                       BY:   /s/  NEAL THOMAS
                                           -------------------------------------
                                                  Neal Thomas

                                       BY:   /s/  VINCENT SPINNATO
                                           -------------------------------------
                                                  Vincent Spinnato

                               Page 17 of 26 Pages

                                                                       Exhibit A
                                                                       ---------

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS SOLD PURSUANT TO AN EXEMPTION TO THE ACT.


                          COMMON STOCK PURCHASE WARRANT
                                       of
                           MAXCOR FINANCIAL GROUP INC.


Date of Warrant Grant:   _______________________________________________________

Total Warrants Granted:  _______________________________________________________

      Vesting Schedule of Warrants: ____________  Warrants on ____________;

                                    ____________  Warrants on ____________; and

                                    ____________  Warrants on ____________;

Exercise Price of Warrants Granted: $___________  per share of Common Stock
                                    ("EXERCISE PRICE")

Expiration Date of Warrants: ______________________ (or such earlier date as specified in the Warrant Agreement in the event of an earlier termination of employment) ("EXPIRATION DATE")

                              Page 18 of 26 Pages

         THIS CERTIFIES THAT, for value received

                         [INSERT FULL NAME OF EMPLOYEE]

(the "REGISTERED HOLDER") has been granted the number of Common Stock Purchase Warrants ("WARRANTS") of Maxcor Financial Group Inc., a Delaware corporation (the "COMPANY"), specified above. Each Warrant initially entitles the Registered Holder to purchase, subject to the terms and conditions set forth in this Warrant Certificate and in the Warrant Agreement (as hereinafter defined), one fully paid and nonassessable share of the Common Stock, par value $.001 per share ("COMMON STOCK"), of the Company.

         1. EXERCISE OF WARRANTS. The purchase rights represented by the Warrants represented by this Warrant Certificate are exercisable by the Registered Holder, commencing upon the applicable vesting date set forth above for up to the number of shares of Common Stock set forth opposite such vesting date, and ending at 5:00 p.m., New York Time, on the Expiration Date, by the surrender of this Warrant Certificate and the notice of exercise attached hereto (the "NOTICE OF EXERCISE"), duly executed by the Registered Holder, to the Corporate Secretary at the principal corporate offices of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Registered Holder at the address of the Registered Holder appearing on the books of the Company), and upon payment in lawful money of the United States in cash, to the order of the Company (by wire transfer or other immediately available funds), of the Exercise Price per share (subject to adjustment as provided in the Warrant Agreement), multiplied by the number of shares specified in the Notice of Exercise, together with taxes, if any, required to be paid or withheld by the Company, on behalf of the Registered Holder, in connection therewith.

         2. WARRANT AGREEMENT. This Warrant Certificate and each Warrant represented hereby are issued pursuant to and are subject in all respects to the terms set forth in the Warrant Agreement ("WARRANT AGREEMENT"), dated as of April 19, 2002, by and between the Company and the three individuals named therein (the "BANKERS"), to all the terms and provisions of which the Registered Holder, by acceptance of this Warrant Certificate, hereby assents. In the event of certain contingencies provided for in the Warrant Agreement, (i) the Exercise Price and the number of shares of Common Stock subject to purchase upon the exercise of each Warrant represented hereby are subject to modification or adjustment and/or (ii) the vesting schedule of the Warrants is subject to acceleration. Reference is made to the Warrant Agreement for a more complete statement of the rights and limitations of the Registered Holder thereunder and the rights and obligations of the Company thereunder. The Registered Holder hereby acknowledges receipt of a copy of the Warrant Agreement.

         3. ISSUANCE OF SHARES. Certificates for shares of Common Stock purchased hereunder shall be delivered to the Registered Holder by the Company's transfer agent at the Company's expense as soon as practicable after the date on which any of the Warrants represented hereby shall have been exercised in accordance with the terms hereof. Each certificate so delivered shall be in such denominations as may be reasonably requested by the Registered Holder hereof and shall be registered in the name of the Registered Holder or, subject to applicable laws (including payment of any applicable transfer taxes by the Registered Holder), other name as shall be requested by the Registered Holder.

                               Page 19 of 26 Pages

The Company agrees that the shares so issued shall be deemed to be issued to the Registered Holder as the record owner of such shares as of the close of business on the business day immediately following the date on which this Warrant Certificate shall have been surrendered to the Company in connection with the Warrants being exercised, together with full payment of the Exercise Price therefor, in accordance with the terms hereof. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of any Warrants. In case this Warrant Certificate is surrendered for exercise with respect to less than all of the Warrants represented hereby, the Company will issue or cause to be issued a new signed Warrant Certificate or Certificates following such surrender for the number of Warrants represented hereby which were not so exercised, and the Registered Holder will countersign and return a copy of same to the Company.

         4. NO RIGHTS AS A STOCKHOLDER OR OF CONTINUED EMPLOYMENT. Nothing in the Warrant Agreement or this Warrant Certificate shall confer upon the Registered Holder (i) any rights of a stockholder of the Company whatsoever, including, without limitation, the right to vote, consent or receive notice of meetings of stockholders or the right to receive dividends or other distributions, with respect to the shares of Common Stock issuable upon exercise of the Warrants represented hereby, unless and until the Registered Holder is issued a Common Stock certificate for such shares, or (ii) any right to continue in the employ of, or as a member of the board of directors of, the Company or any subsidiary thereof or to be entitled to any remuneration or benefits not set forth in the Warrant Agreement or this Warrant Certificate or to interfere with or limit in any way the right of the Company or any such subsidiary to terminate the Registered Holder's employment or service.

         5. LIMITED TRANSFERABILITY. This Warrant Certificate, and the Warrants represented hereby shall not be transferable except (i) by will or the laws of descent and distribution, or (ii) as specifically provided in this
Section 5. The Registered Holder may transfer some or all of the Warrants to members of his or her Immediate Family (as hereinafter defined) if the Registered Holder does not receive any consideration for the transfer and the transferee agrees to be bound by the Warrant Agreement and this Warrant Certificate. "IMMEDIATE FAMILY" means children, grandchildren and spouse of the Registered Holder or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners. During the lifetime of the Registered Holder, the Warrants represented hereby may be exercised only by the Registered Holder, the guardian or legal representative of the Registered Holder, or a permitted transferee under this Section 5 (such persons, together with any beneficiaries and the estate of the Registered Holder, the "PERMITTED TRANSFEREES").

         6. REGISTRY. The Company shall maintain at the above-mentioned office or agency of the Company a registry showing the name and address of the Registered Holder. Prior to the due presentment to the Company for registration of transfer of this Warrant Certificate, the Company may deem and treat the Registered Holder as the absolute holder hereof and each Warrant represented hereby for all purposes, and the Company shall not be affected by any notice to the contrary.

         7. CONSEQUENCES OF EMPLOYMENT TERMINATION. In the event of certain terminations of the initial Registered Holder's employment with the Company or a subsidiary thereof, (i) the continued vesting of unvested Warrants is subject to

                               Page 20 of 26 Pages
termination and/or (ii) the continued ability to exercise already vested Warrants is subject to time limitations, in each case as specified in the Warrant Agreement.

         8. CERTAIN FORFEITURES. Notwithstanding any provision to the contrary contained herein or in the Warrant Agreement, if the initial Registered Holder's employment with the Company or a subsidiary thereof is terminated under circumstances constituting Cause (as defined in the Warrant Agreement) or if the Registered Holder commits Injurious Conduct (as defined in the Warrant Agreement), then, unless otherwise determined by the Chairman of the Company (the "CHAIRMAN"):

               (i) all outstanding Warrants held by the Registered Holder (and/or, if applicable, any Permitted Transferees) as of the date of such termination or the discovery of such conduct shall terminate and be forfeited, whether or not theretofore vested;

               (ii) the Registered Holder (and/or, if applicable, any Permitted Transferees) shall (a) sell back to the Company all shares of Common Stock that are held, as of the date of such termination or the discovery of such conduct, by the Registered Holder (and/or, if applicable, any Permitted Transferees) and that were acquired upon exercise of the Warrants on or after the date which is 365 days prior to the date of such termination or the discovery of such conduct (shares of Common Stock so acquired, the "ACQUIRED SHARES"), for a per share price equal to the per share Exercise Price of the Warrants, and
         (b) to the extent such Acquired Shares have previously been sold or otherwise disposed of by the Registered Holder (and/or, if applicable, by any Permitted Transferees), repay to the Company the excess of the aggregate Fair Market Value (as defined in the Warrant Agreement) of such Acquired Shares on the date of such sale or disposition over the aggregate per share Exercise Price with respect to the Acquired Shares.

               For purposes of the preceding clause (ii)(b) of this Section 7, the amount of the repayment described therein shall not be affected by whether the Registered Holder (and/or, if applicable, any Permitted Transferees) received such Fair Market Value with respect to such sale or other disposition, and repayment may, without limitation, be effected, at the discretion of the Company, by means of offset against any amount owed by the Company or a subsidiary thereof to the Registered Holder or, if applicable, any Permitted Transferees.


         9. Compliance with Law. The obligation of the Company to sell and deliver any shares of Common Stock upon the exercise of the Warrants represented hereby is specifically subject to all applicable laws, rules, regulations and governmental approvals. Until such time as the Company has registered under the Act, pursuant to its obligations under the Warrant Agreement, all shares of Common Stock or other securities issued or issuable in respect of the Warrants represented hereby, each certificate representing the Common Stock or other securities issued or in respect of the Warrants represented hereby shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

                               Page 21 of 26 Pages

               "These securities have not been registered under the Securities Act of 1933, as amended (the "ACT"), or any state securities laws. They may not be sold, offered for sale, pledged, hypothecated or otherwise transferred in the absence of a registration statement in effect with respect to the securities under the Act or an opinion of counsel reasonably satisfactory to the company that such registration is not required, or unless sold pursuant to an exemption to the Act."

         10. BUSINESS DAYS. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

         11. SUCCESSORS. The terms and conditions of this Warrant Certificate and the Warrant Agreements shall inure to the benefit of, and be binding upon, the Registered Holder and the heirs, executors and Permitted Transferees, if any, of the Registered Holder.

         12. AMENDMENTS AND WAIVERS. Any term of this Warrant Certificate may be amended and the observance of any terms of this Warrant Certificate may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Chairman and the Registered Holder.

         13. NOTICES. All notices required under this Warrant shall be deemed to have been given or made for all purposes (i) upon personal delivery, (ii) upon confirmation receipt that the communication was successfully sent to the applicable number if sent by facsimile; (iii) one day after being sent, when sent by professional overnight courier service, or (iv) five days after posting when sent by registered or certified mail. Notices to the Company shall be sent to the attention of the General Counsel at the principal office of the Company (or at such other place as the Company shall notify the Registered Holder hereof in writing). Notices to the Registered Holder shall be sent to the address of the Registered Holder on the books of the Company (or at such other place as the Holder shall notify the Company in writing).

         14. CAPTIONS. The section and subsection headings of this Warrant Certificate are inserted for convenience only and shall not constitute a part of this Warrant Certificate in construing or interpreting any provision hereof.

         15. GOVERNING LAW. THIS WARRANT CERTIFICATE AND EACH WARRANT REPRESENTED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE THEREIN AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

         This Warrant Certificate is executed and delivered pursuant and subject to the provisions of the Warrant Agreement, and all of the provisions of the Warrant Agreement are also provisions of this Warrant Certificate. By signing this Warrant Certificate, the Registered Holder accepts and agrees to all of the

                               Page 22 of 26 Pages
foregoing terms and provisions and to all of the terms and provisions of the Warrant Agreement incorporated herein by reference and confirms that he or she has received a copy of the Warrant Agreement.

         IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be executed by a duly authorized representative and the Registered Holder has hereunto set his or her hand as of the date of grant first set forth above.

                                       MAXCOR FINANCIAL GROUP INC.


                                       By:   /s/  GILBERT D. SCHARF
                                           -------------------------------------
                                                  Gilbert D. Scharf
                                                  Chairman

Agreed:

_________________________________________
[Name of Registered Holder]

                               Page 23 of 26 Pages

                    NOTICE OF EXERCISE OF WARRANT CERTIFICATE


TO:      MAXCOR FINANCIAL GROUP INC.

         The undersigned hereby exercises, according to the terms and conditions
thereof, the right to purchase          shares of Common Stock, evidenced by the
within Warrant Certificate, and herewith makes payment of the purchase price in full, together with taxes, if any, required to be paid or withheld by the Company, on behalf of the undersigned, in connection therewith.


NAME:  _____________________________    ________________________________________
                                        TOTAL PAYMENT ENCLOSED

ADDRESS:  __________________________

____________________________________    ________________________________________
                                        Social Security No. of Registered Holder
____________________________________


         Please issue a certificate representing the number of shares specified above in the name of the undersigned or in such other name, and deliver to such other address, as is specified below:


         _______________________________________________________________________
         (Name)

         _______________________________________________________________________
         (Address)


DATED:   _______________   SIGNATURE: __________________________________________
                                     (Must match name on Warrant Certificate)

                               Page 24 of 26 Pages